Exhibit 99.1
Ambac Announces Third Quarter 2018 Results

•	Continued progress towards executing key strategic priorities during the third quarter included:

▪	Significant progress made toward a final resolution of Puerto Rico's debt restructuring with signed COFINA Plan Support Agreement and term sheet

▪	Adversely Classified Credits reduced by $0.8 billion or 6.4% to $11.1 billion

▪	Insured net par reduced by $4.3 billion or 7.5% to $52.2 billion

▪	Executed Auction Market Preferred Shares exchange transaction, simplifying capital structure and capturing a fair value discount of approximately $250 million

•	Net Loss of $(22.2) million or $(0.48) per Diluted Share for the Quarter Ended September 30, 2018

•
Net Loss attributable to common stockholders of $(103.8) million or $(2.27) per Diluted Share and Adjusted Loss[1] of $(76.0) million or $(1.66) per Diluted Share for the Quarter Ended September 30, 2018 primarily driven by the financial statement impact of the Auction Market Preferred Shares exchange transaction

NEW YORK, NY, November 7, 2018 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation ("AAC"), provide financial guarantees, today reported a net loss of $(22.2) million or $(0.48) per diluted share for the third quarter of 2018. Including the impact of the Auction Market Preferred Shares ("AMPS") exchange, net loss attributable to common stockholders was $(103.8) million or $(2.27) per diluted share for the third quarter of 2018, compared to net income attributable to common stockholders of $4.3 million or $0.09 per diluted share for the second quarter of 2018. Adjusted Loss in the third quarter of 2018 was $(76.0) million or $(1.66) per diluted share compared to Adjusted Earnings of $36.5 million or $0.78 per diluted share in the second quarter of 2018.
AMPS Exchange Transaction
On August 3, 2018, Ambac and AAC successfully completed an offer to exchange outstanding AMPS issued by AAC. Upon closing, Ambac and AAC repurchased 22,296 of AMPS with a liquidation preference of $557.4 million representing 84.4% of outstanding shares. In connection with the transaction, AAC issued $212.7 million in current principal of surplus notes with accrued interest of $98.4 million, and Ambac paid $11 million of cash and issued 824,307 of warrants to purchase stock of Ambac. The fair value of consideration paid resulted in a total discount of 45% of the liquidation preference of the AMPS exchanged. Third quarter 2018 results include a reduction to net income attributable to common stockholders of approximately $81.7 million reflecting the difference between the fair value of consideration provided to AMPS holders and the carrying value of the AMPS.
Claude LeBlanc, President and Chief Executive Officer, stated, “During the third quarter of 2018 we continued to make measurable progress across our strategic priorities and execute transactions that we believe will deliver long term value to our shareholders. In addition to the AMPS exchange, this quarter we executed the Puerto Rico Plan Support Agreement for the restructuring of all COFINA bonds, which, if approved by the court overseeing Puerto Rico's TItle III proceedings, would favorably resolve one of our largest exposures to Puerto Rico. In November 2018, consistent with our strategy to actively de-risk our insured portfolio, a strategy that we believe over time will strengthen the quality of book value, we ceded the full amount of certain public finance insurance policies equating to $1.5 billion of performing par exposure, with principal and interest of $3.4 billion, comprised of primarily non-callable capital appreciation bonds and including $241 million par of Adversely Classified and Watch List Credits." Mr. LeBlanc continued, "We believe that our rigor, persistence, and commitment to progressing our strategic initiatives has and will continue to deliver tangible results for our shareholders."

Ambac's Third Quarter 2018 Summary Results
			Better (Worse)
($ in millions, except per share data)	3Q2018	2Q2018	Amount	Percent
Net premiums earned	$25.6	$25.8	$(0.2)	(1)%
Net investment income	58.3	66.7	(8.4)	(13)%
Net realized investment gains (losses)	30.2	47.1	(16.9)	(36)%
Net gains (losses) on interest rate derivatives	17.3	9.1	8.2	90%
Income (loss) on Variable Interest Entities ("VIEs")	1.8	0.6	1.2	200%
Losses and loss expenses (benefit)	33.5	32.6	(0.9)	(3)%
Operating expenses	28.4	26.1	(2.3)	(9)%
Interest expense	65.7	62.4	(3.3)	(5)%
Insurance intangible amortization	26.4	23.2	(3.2)	(14)%
Provision for income taxes	2.2	2.0	(0.2)	(10)%
Net income (loss)	(22.2)	4.3	(26.5)	(616)%
Net income (loss) attributable to Common Stockholders	(103.8)	4.3	(108.1)	(2,514)%
Net income (loss) per diluted share	$(2.27)	$0.09	$(2.36)	(2,622)%
Adjusted earnings (loss) [1]	(76.0)	36.5	(112.5)	(308)%
Adjusted earnings (loss) per diluted share [1]	$(1.66)	$0.78	$(2.44)	(313)%
Total Ambac Financial Group, Inc. stockholders' equity	1,757.7	1,799.8	(42.1)	(2)%
Total Ambac Financial Group, Inc. stockholders' equity per share	$38.77	$39.70	$(0.93)	(2)%
Adjusted book value [1]	1,291.9	1,398.0	(106.1)	(8)%
Adjusted book value per share [1]	$28.50	$30.84	$(2.34)	(8)%
Weighted-average diluted shares outstanding (in millions)	45.7	46.5	0.8	2%
1 See Non-GAAP Financial Data section of this press release for further information

Net Premiums Earned
During the third quarter of 2018, net premiums earned were $25.6 million compared to $25.8 million in the second quarter of 2018, including accelerations of $6.7 million and $6.1 million, respectively. Normal premiums earned decreased $0.8 million or 4% primarily due to the continued runoff of the insured portfolio. Accelerated premiums earned increased $0.6 million or 10% due to executed commutations, partially offset by lower accelerated premiums in public finance.
The following table provides a summary of net premiums earned for the three month periods ended September 30, 2018 and June 30, 2018, respectively:

	Three Months Ended
($ in millions)	September 30, 2018	June 30, 2018
Public Finance	$9.2	$9.7
Structured Finance	4.2	4.1
International Finance	5.5	5.9
Total normal premiums earned	18.9	19.7
Accelerated earnings	6.7	6.1
Total net premiums earned	$25.6	$25.8
Net Investment Income and Net Realized Investment Gains
Net investment income for the third quarter of 2018 and the second quarter of 2018 was $58.3 million and $66.7 million, respectively. Net investment income for the third quarter of 2018 decreased due to a reduction in the size of the investment portfolio and a lower allocation to higher-yielding Ambac insured RMBS, partially offset by an increase in net gains on invested assets classified as trading. Net gains on invested assets classified as trading were $7.0 million in the third quarter of 2018 compared to $3.6 million in the second quarter of 2018.

The decrease in the fair value of the consolidated investment portfolio of approximately $0.1 billion from June 30, 2018, to $4.3 billion at September 30, 2018, was due primarily to interest payments and voluntary redemptions of the Ambac Note and loss and loss adjustment expense payments during the third quarter.
Third quarter 2018 net realized investment gains were $30.2 million compared to $47.1 million in the second quarter of 2018. Net realized gains in both quarters were primarily from the sale of AAC-insured RMBS securities in connection with the re-balancing of the investment portfolio and to facilitate debt redemptions.
Losses and Loss Expenses and Loss Reserves
Losses and loss expenses for the third quarter of 2018 were $33.5 million, as compared to an expense of $32.6 million for the second quarter of 2018.
The following table provides losses and loss expenses incurred by bond type for the three month periods ended September 30, 2018 and June 30, 2018:

	Three Months Ended
($ in millions)	September 30, 2018	June 30, 2018
RMBS	$19.2	$(26.1)
Domestic public finance	9.1	44.1
Student loan	4.0	(4.3)
Ambac UK and other credits	1.2	18.9
Total losses and loss expenses	$33.5	$32.6
Third quarter of 2018 RMBS losses and loss expenses of $19.2 million were driven by loss expenses incurred and a reduction to estimated representation and warranty subrogation recoveries, partially offset by credit improvements. Second quarter of 2018 RMBS losses and loss expenses were a benefit of $26.1 million driven by a benefit of $10.0 million related to RMBS transactions proactively terminated during the quarter and credit improvements, partially offset by loss expenses incurred and a reduction of estimated representation and warranty subrogation recoveries.
Domestic public finance losses and loss expenses in the third quarter of 2018 were $9.1 million, primarily related to loss expenses. In the second quarter of 2018, domestic public finance losses and loss expenses were $44.1 million primarily related to Military Housing loss expenses and additions to Puerto Rico loss reserves.
During the third quarter of 2018, claim and loss expenses paid (net of reinsurance) were $228.6 million which included $264.0 million of losses and loss expenses paid related mostly to Puerto Rico and a student loan commutation, partially offset by $35.4 million of subrogation received. During the second quarter of 2018, claim and loss expenses paid (net of reinsurance) were $77.9 million which included $113.4 million of losses and loss expenses paid, partially offset by $35.5 million of subrogation received.
Loss and loss expense reserves (gross of reinsurance) were $(30) million at September 30, 2018, and $181 million at June 30, 2018, which were net of $1.776 billion and $1.816 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of representations and warranties.
The following table provides loss and loss expense (gross of reinsurance) reserves by bond type at September 30, 2018, and June 30, 2018:

($ in millions)	September 30, 2018	June 30, 2018
RMBS	$(1,273)	$(1,264)
Domestic public finance	637	773
Student loans	235	309
Ambac UK and other credits	266	289
Loss expenses	105	74
Total loss and loss expense reserves	$(30)	$181

Net Gains (Losses) on Interest Rate Derivatives
Net gains on interest rate derivatives were $17.3 million for the third quarter of 2018 and $9.1 million for the second quarter of 2018. Gains on interest rate derivatives were a result of the impact of an increase in forward interest rates. The interest rate derivatives portfolio is positioned to benefit from rising interest rates as a partial economic hedge against interest rate exposure in AAC's insured and investment portfolios.
Expenses
Operating expenses for the third quarter of 2018 increased by $2.3 million to $28.4 million from $26.1 million in the second quarter of 2018. The increase in the third quarter of 2018 was primarily due to higher expenses related to the AMPS exchange transaction, partially offset by lower compensation costs and regulatory expenses associated with the Office of the Commissioner of Insurance (the “OCI”). Third quarter operating expenses included $5.9 million of expenses associated with the AMPS transaction.
Interest expense for the third quarter of 2018 increased $3.3 million to $65.7 million from $62.4 million in the second quarter of 2018 due to the August 2018 re-issuance of surplus notes in connection with the AMPS exchange transaction, partially offset by lower interest expense resulting from the partial redemption of the Ambac Note and full redemption of the RMBS secured borrowing in the second quarter of 2018.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Income taxes were $2.2 million for the third quarter of 2018, compared to $2.0 million for the second quarter of 2018. The third quarter provision included $0.4 million of state income taxes and foreign income taxes of $1.8 million. The second quarter provision included $0.6 million of state income taxes and foreign taxes of $1.4 million.
At September 30, 2018, the Ambac consolidated group had approximately $3.55 billion of NOLs, including $1.40 billion at Ambac and $2.15 billion at AAC.
As a result of taxable income at AAC during 2018, AAC utilized NOLs in an amount that resulted in the accrual of $11.0 million of tolling payments. There are no assurances that Ambac Assurance will be able to generate taxable income for the full year of 2018 and therefore make future tolling payments to Ambac, including the accrued amount. Ambac Assurance's tax positions are subject to review by the OCI, which may lead to the adoption of positions that reduce the amount of tolling payments otherwise available to Ambac.

Balance Sheet
Total assets decreased by $6.4 billion from June 30, 2018 to $15.1 billion at September 30, 2018, primarily due to the deconsolidation of two VIEs during the third quarter of 2018 (causing a reduction in assets of $6.0 billion). The deconsolidations were as a result of loss mitigation activities that eliminated or reduced Ambac's policies or control rights that previously required Ambac to consolidate these entities.
Total liabilities decreased by $6.2 billion from June 30, 2018 to $13.3 billion as of September 30, 2018, primarily as a result of the above noted VIE deconsolidations (causing a reduction in liabilities of $6.0 billion) and claims payments, partially offset by the impact of the AMPS Exchange transaction which increased surplus notes and accrued interest on surplus notes by $286.0 million.

Total Ambac Financial Group, Inc. Stockholders' Equity
Stockholders’ equity at September 30, 2018, was down 2% to $1.76 billion, or $38.77 per share compared to $1.80 billion or $39.70 per share as of June 30, 2018, due to the impact of the AMPS exchange transaction of $73.7 million, net loss of $22.2 million, and translation losses of $8.9 million related to Ambac's foreign subsidiaries, partially offset by unrealized investment portfolio gains of $60.8 million.
Financial Guarantee Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 7.5% during the quarter ended September 30, 2018, to $52.2 billion from $56.5 at June 30, 2018. The reduction in the insured portfolio was primarily related to a decrease of $1.6 billion in the international finance sector related to the negotiated termination of an asset backed policy (consolidated VIE) and the maturity of a utility policy; a decrease of $1.5 billion in the public finance portfolio related to calls and maturities; and a decrease of $1.1 billion in the structured finance sector due to active de-risking, via a student loan commutation and reinsurance of a structured finance exposure, coupled with continued policy paydowns.
Details of financial guarantee insurance portfolio are highlighted in the below table.

Net Par Outstanding	September 30, 2018	June 30, 2018
By Sector:
Public finance	52%	51%
Structured Finance	21%	21%
International	27%	28%
By Financial Guarantor:
Ambac Assurance	74%	73%
Ambac UK	26%	27%
Adversely Classified Credits decreased by a net $0.8 billion or 6.4% to $11.1 billion in the third quarter of 2018, due to the student loan commutation and the negotiated termination of an international utility exposure, coupled with runoff and upgrades to other transactions.
Subsequent Events
Puerto Rico
On October 19, 2018 a COFINA Plan of Adjustment and Disclosure Statement was filed by the Puerto Rico Oversight Board following the execution of a Plan Support Agreement for the restructuring of all senior and junior COFINA bonds on August 29, 2018. These agreements represent significant progress toward a negotiated resolution of the COFINA Title III proceeding and Ambac's COFINA exposure, however, no assurance can be given that the Plan of Adjustment will be approved by the court overseeing COFINA’s Title III restructuring.
Reinsurance Agreement
As part of Ambac's active risk mitigation efforts, in November 2018, AAC ceded the full amount of certain public finance insurance policies to a third party reinsurer, totaling $1.5 billion of performing par exposure (principal and interest of $3.4 billion), which was mostly comprised of policies on non-callable capital appreciation bonds and includes $241 million par of Adversely Classified and Watch List Credits.
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, Ambac reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book Value. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted Earnings and Adjusted Book Value are not substitutes for Ambac’s GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define these non-GAAP measures differently.
Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilize a 0% effective tax rate, which is subject to change in the future.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates and facilitates period-to-period comparisons of Ambac's operating performance.

Adjusted Loss was $76.0 million, or $1.66 per diluted share, for the third quarter 2018 as compared to Adjusted Earnings of $36.5 million or $0.78 per diluted share, for the second quarter of 2018. Adjusted Loss for the third quarter 2018 relative to Adjusted Earnings for the second quarter of 2018 resulted mostly from the impact of the AMPS exchange transaction in the third quarter 2018.

The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three month periods ended September 30, 2018, and June 30, 2018, respectively:

	Three Months Ended
	September 30, 2018		June 30, 2018
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$(103.8)	$(2.27)	$4.3	$0.09
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(0.2)	—	0.3	0.01
Insurance intangible amortization	26.4	0.58	23.2	0.50
Foreign exchange (gains) losses	1.6	0.03	8.6	0.18
Adjusted Earnings (loss)	$(76.0)	$(1.66)	$36.5	$0.78
Weighted-average diluted shares outstanding (in millions)		45.7		46.5
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Adjusted Book Value was $1.292 billion, or $28.50 per share, at September 30, 2018, as compared to $1.398 billion, or $30.84 per share, at June 30, 2018. The decrease in Adjusted Book Value was primarily attributable to the Adjusted Loss for the three months ended September 30, 2018.

The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	September 30, 2018		June 30, 2018
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,757.7	$38.77	$1,799.8	$39.70
Adjustments:
Non-credit impairment fair value losses on credit derivatives	1.2	0.03	1.3	0.03
Insurance intangible asset	(755.7)	(16.67)	(786.2)	(17.34)
Net unearned premiums and fees in excess of expected losses	503.2	11.10	536.7	11.84
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(214.4)	(4.73)	(153.6)	(3.39)
Adjusted Book Value	$1,291.9	$28.50	$1,398.0	$30.84
Shares outstanding (in millions)		45.3		45.3
Earnings Call and Webcast
On November 8, 2018 at 8:30am ET, Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss third quarter 2018 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, http://ir.ambac.com/events.cfm. Participants may also listen via telephone by dialing (877) 407-9716 (Domestic) or (201) 493-6779 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through November 22, 2018, and can be accessed by dialing (Domestic) (844) 512-2921 or (International) (412) 317-6671; and using ID#13684051.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.

About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation (“Ambac Assurance or AAC”), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited (“Ambac UK”), provide financial guarantees of obligations in both the public and private sectors globally. AAC is a guarantor of public finance and structured finance obligations. Ambac’s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com

Forward-Looking Statements
In this press release, statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning the Company’s ability to achieve value for holders of its securities, whether from Ambac Assurance Corporation ("Ambac Assurance") or from transactions or opportunities apart from Ambac Assurance; (3) adverse effects on Ambac’s share price resulting from future offerings of debt or equity securities that rank senior to Ambac’s common stock; (4) potential of rehabilitation proceedings against Ambac Assurance; (5) dilution of current shareholder value or adverse effects on Ambac’s share price resulting from the issuance of additional shares of common stock; (6) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (7) decisions made by Ambac Assurance's primary insurance regulator for the benefit of policyholders that may result in material adverse consequences for holders of the Company’s securities or holders of securities issued or insured by Ambac Assurance; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (9) failure to recover claims paid on Puerto Rico exposures or incurrence of losses in amounts higher than expected; (10) the Company’s inability to realize the expected recoveries included in its financial statements; (11) changes in Ambac Assurance’s estimated representation and warranty recoveries or loss reserves over time; (12) insufficiency or unavailability of collateral to pay secured obligations; (13) credit risk throughout the Company’s business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, public finance obligations and exposures to reinsurers; (14) credit risks related to large single risks, risk concentrations and correlated risks; (15) concentration and essentiality risk in connection with Military Housing insured debt; (16) the risk that the Company’s risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (17) risks associated with adverse selection as the Company’s insured portfolio runs off; (18) adverse effects on operating results or the Company’s financial position resulting from measures taken to reduce risks in its insured portfolio; (19) intercompany disputes or disputes with Ambac Assurance's primary insurance regulator; (20) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (21) the Company’s substantial indebtedness could adversely affect its financial condition and operating flexibility; (22) the Company may not be able to obtain financing or raise capital on acceptable terms or at all due to its substantial indebtedness and financial condition; (23) the Company may not be able to generate the significant amount of cash needed to service its debt and financial obligations, and may not be able to refinance its indebtedness; (24) restrictive covenants in agreements and instruments may impair the Company’s ability to pursue or achieve its business strategies; (25) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted, whether due to the Segregated Account rehabilitation proceedings or otherwise; (26) the Company’s results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of the Company’s insurance intangible asset; (27) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, or from the characterization of the Company’s surplus notes or other obligations as equity; (28) risks attendant to the change in composition of securities in the Company’s investment portfolio; (29) changes in tax law; (30) changes in prevailing interest rates; (31) changes on inter-bank lending rate reporting practices or the method pursuant to which LIBOR rates are determined; (32) factors that may influence the amount of installment premiums paid to the Company, including the Segregated Account rehabilitation proceedings; (33) default by one or more of Ambac Assurance's portfolio investments, insured issuers or counterparties; (34) market risks impacting assets in the Company’s investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (35) risks relating to determinations of amounts of impairments taken on investments; (36) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on the Company’s business, operations, financial position, profitability or cash flows; (37) actions of stakeholders whose interests are not aligned with broader interests of the Company's stockholders; (38) the Company’s inability to realize value from Ambac UK or other subsidiaries of Ambac Assurance; (39) system security risks; (40) market spreads and pricing on interest rate derivative insured or issued by the Company; (41) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (42) changes in accounting principles or practices that may impact the Company’s reported financial results; (43) legislative and regulatory developments, including intervention by regulatory authorities; (44) the economic impact of “Brexit” may have an adverse effect on the Company’s insured international portfolio and the value of its foreign investments, both of which primarily reside with its subsidiary Ambac UK; (45) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (46) the Company’s financial position that may prompt departures of key employees and may impact the Company’s ability to attract qualified executives and employees; (47) implementation of new tax legislation signed into law on December 22, 2017 (commonly known as the “Tax Cuts and Jobs Act”) may have unexpected consequences for the Company and the value of its securities, particularly its common shares; (48) implementation of the Tax Cuts and Jobs Act may negatively impact the economic recovery of Puerto Rico, which could result in higher loss severities or an extended moratorium on debt service owed on Ambac Assurance-insured bonds of Puerto Rico and its instrumentalities; (49) implementation of the Tax Cuts and Jobs Act could have a negative impact on municipal issuers of Ambac-insured bonds; (50) fluctuations in foreign currency exchange rates could adversely impact the insured portfolio in the event of loss reserves or claim payments denominated in a currency other than US dollars and the value of non-US dollar denominated securities in our investment portfolio; and (51) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in Thousands, except share data)	September 30, 2018	June 30, 2018
Revenues:
Net premiums earned	$25,640	$25,836
Net investment income:
Securities available-for-sale and short-term	49,985	61,742
Other investments	8,347	4,920
Total net investment income	58,332	66,662
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(266)	(1,010)
Portion of other-than-temporary impairment recognized in other comprehensive income	—	(4)
Net other-than-temporary impairment losses recognized in earnings	(266)	(1,014)
Net realized investment gains (losses)	30,201	47,148
Change in fair value of credit derivatives:
Realized gains and other settlements	99	91
Unrealized gains (losses)	151	(308)
Net change in fair value of credit derivatives	250	(217)
Net gains (losses) on interest rate derivatives	17,333	9,149
Net realized gains on extinguishment of debt	—	6
Other income (expense)	694	2,491
Income (loss) on variable interest entities	1,831	577
Total revenues	134,015	150,638
Expenses:
Losses and loss expense (benefit)	33,501	32,579
Insurance intangible amortization	26,421	23,242
Operating expenses	28,368	26,063
Interest expense	65,673	62,446
Total expenses	153,963	144,330
Pre-tax income (loss)	(19,948)	6,308
Provision for income taxes	2,211	1,995
Net income (loss)	$(22,159)	$4,313
Less: exchange of auction market preferred shares	81,686	—
Net income (loss) attributable to common stockholders	$(103,845)	$4,313

Net income (loss) per basic share	$(2.27)	$0.09
Net income (loss) per diluted share	$(2.27)	$0.09

Weighted-average number of common shares outstanding:
Basic	45,749,252	45,683,058
Diluted	45,749,252	46,472,375

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Nine Months Ended September 30,
($ in Thousands, except share data)	2018	2017
Revenues:
Net premiums earned	$82,359	$143,754
Net investment income:
Securities available-for-sale and short-term	222,278	235,092
Other investments	12,956	18,804
Total net investment income	235,234	253,896
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(1,617)	(48,581)
Portion of other-than-temporary impairment recognized in other comprehensive income	38	29,366
Net other-than-temporary impairment losses recognized in earnings	(1,579)	(19,215)
Net realized investment gains (losses)	82,211	5,434
Change in fair value of credit derivatives:
Realized gains and other settlements	296	1,467
Unrealized gains (losses)	(609)	6,388
Net change in fair value of credit derivatives	(313)	7,855
Net gains (losses) on interest rate derivatives	52,019	36,538
Net realized gains on extinguishment of debt	3,121	4,920
Other income (expense)	2,676	1,107
Income (loss) on variable interest entities	2,982	(1,567)
Total revenues	458,710	432,722
Expenses:
Losses and loss expense (benefit)	(181,315)	410,917
Insurance intangible amortization	78,299	116,686
Operating expenses	90,865	93,502
Interest expense	176,192	88,951
Total expenses	164,041	710,056
Pre-tax income (loss)	294,669	(277,334)
Provision for income taxes	6,811	31,902
Net income (loss)	$287,858	$(309,236)
Less: exchange of auction market preferred shares	81,686	—
Net income (loss) attributable to common stockholders	$206,172	$(309,236)

Net income (loss) per basic share	$4.52	$(6.82)
Net income (loss) per diluted share	$4.43	$(6.82)

Weighted-average number of common shares outstanding:
Basic	45,635,483	45,355,671
Diluted	46,510,795	45,355,671

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in Thousands, except share data)	September 30, 2018	June 30, 2018
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $3,001,432 and $3,355,223)	$3,221,301	$3,514,927
Fixed income securities pledged as collateral, at fair value (amortized cost: $84,186 and $84,641)	84,186	84,641
Short-term investments, at fair value (amortized cost: $562,111 and $393,516)	562,060	393,447
Other investments (includes $372,774 and $356,899 at fair value)	411,604	394,396
Total investments	4,279,151	4,387,411
Cash and cash equivalents	52,505	44,398
Receivable for securities	46,376	82,513
Investment income due and accrued	10,709	12,157
Premium receivables	517,197	553,958
Reinsurance recoverable on paid and unpaid losses	25,511	39,071
Deferred ceded premium	45,204	47,886
Subrogation recoverable	1,898,611	1,876,188
Loans	10,082	10,007
Derivative assets	50,262	56,510
Current taxes	32,509	34,619
Insurance intangible asset	755,734	786,208
Other assets	22,191	33,631
Variable interest entity assets:
Fixed income securities, at fair value	2,718,377	2,756,924
Restricted cash	1,024	1,052
Loans, at fair value	4,563,091	10,751,199
Derivative assets	61,543	60,403
Other assets	3,387	1,088
Total assets	$15,093,464	$21,535,223
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$669,820	$721,689
Loss and loss expense reserves	1,868,484	2,057,334
Ceded premiums payable	34,306	35,594
Deferred taxes	27,537	32,781
Long-term debt	2,937,771	2,796,389
Accrued interest payable	356,711	237,558
Derivative liabilities	61,331	67,648
Other liabilities	61,533	58,191
Payable for securities purchased	31,292	16,556
Variable interest entity liabilities:
Accrued interest payable	2,817	550
Long-term debt, at fair value	5,585,860	11,454,746
Derivative liabilities	1,657,173	1,992,227
Other liabilities	20	39
Total liabilities	13,294,655	19,471,302
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,365,170 and 45,365,170	454	454
Additional paid-in capital	218,050	208,328
Accumulated other comprehensive income	97,825	45,854
Retained earnings	1,441,857	1,545,702
Treasury stock, shares at cost: 32,956 and 32,956	(527)	(527)
Total Ambac Financial Group, Inc. stockholders’ equity	1,757,659	1,799,811
Noncontrolling interest	41,150	264,110
Total stockholders’ equity	1,798,809	2,063,921
Total liabilities and stockholders’ equity	$15,093,464	$21,535,223